Exhibit 2.01

VAALCO Energy, Inc.

9800 Richmond Avenue, Suite 700

Houston, TX 77042

Tel: (713) 623-0801

Fax: (713) 623-0982

VAALCO ENERGY, INC.

REPORT ON PAYMENTS TO GOVERNMENTS FOR THE YEAR 2023

HOUSTON - June 28, 2024 - The following report provides an overview of payments made to governments by VAALCO Energy, Inc. and its affiliated companies (together "VAALCO") for the year ending December 31, 2023 as required under the UK Reports on Payments to Government Regulations 2014 as amended in December 2015 and DTR 4.3A of the Financial Conduct Authority's Disclosure and Transparency Rules.

Basis for preparation

Disclosure of payments to governments by VAALCO is required with respect to payments arising from activities involving the exploration, discovery, development and extraction of oil and natural gas.

In this report:

●

Government payments include payments for extractive industries made to any national, federal, regional, state, province, county, district, municipal, local or equivalent authority of a country, and includes a department, agency or entity that is state-owned or is a subsidiary of a government.

●

Project means the operational activities governed by a single contract, licence, lease or similar legal agreement. Where a series of such agreements are substantially interconnected, they are treated as a single project for the purpose of establishing reporting requirements.

●	Payments are reported under the following categories:

o

Production entitlements: This category includes the host government’s share of production which is usually outlined in a production sharing agreement. It does not include the working interest production share of government-owned companies where said companies are acting as partners in a joint venture. For the year ended 31 December 2023, there were no reportable production entitlement payments to a government.

o

Taxes: This category includes taxes paid to governments on income, profits or production related to extraction activities as defined. Payments are reported net of refunds. Taxes levied on consumption, personnel, sales, procurement (contractor’s withholding taxes), environmental, property, customs, and excise are excluded.

o

Royalties: This category includes payments to a government for the rights to extract minerals, oil and natural gas or other materials, typically at a set percentage of revenue less any deductions that may be taken.

Exhibit 2.01

VAALCO Energy, Inc.

9800 Richmond Avenue, Suite 700

Houston, TX 77042

Tel: (713) 623-0801

Fax: (713) 623-0982

o

Dividends: This category includes dividend payments other than dividends paid to a government as an ordinary shareholder of VAALCO or one of its subsidiary undertakings unless paid in lieu of production entitlements or royalties. For the year ended 31 December 2023, there were no reportable dividend payments to a government.

o

Bonuses: This category includes bonuses paid to a government for and in consideration of signature, discovery, production, awards, grants and transfers of extraction rights. This also includes bonuses related to achievement or failure to achieve certain production levels or certain targets, and discovery of additional mineral reserves/deposits.

o

Licence fees, rental fees, entry fees and other considerations for licences and/or concessions: This category includes licence fees, surface or rental fees, and other consideration for licences and/or concessions paid to a government for access to the area where extractive operations are conducted.

o

Infrastructure improvements: This category includes payments to a government for local development, including the improvement of infrastructure, not directly necessary for the conduct of extractive operations but mandatory pursuant to the terms of a production sharing contract or to the terms of a law relating to VAALCO’s activities. For the year ended 31 December 2023, there were no reportable infrastructure improvement payments to a government.

●	Cash and in-kind payments are reported on a cash basis.

●	Materiality threshold: no materiality threshold has been applied in the preparation of this report.

Exhibit 2.01

VAALCO Energy, Inc.

9800 Richmond Avenue, Suite 700

Houston, TX 77042

Tel: (713) 623-0801

Fax: (713) 623-0982

Payments to Governments (in thousands) – Summary Report(1)

	Government entity	Taxes	Royalties	Signature, discovery and production bonuses	Fees	Total
Canada	Mountain View County	696(2)				696
	Government of Alberta		1,390		304	1,694
	Alberta Petroleum and Marketing Commission		2,740(3)			2,740
Egypt	Egyptian General Petroleum Corporation	35,195	110,569	10,000(4)	272(5)	156,036
Equatorial Guinea	Ministry of Mines and Hydrocarbons				335(6)	335
	Other(7)				17(8)	17
Gabon	Ministry of Hydrocarbons		61,059			61,059
	Gabon Oil Company	80,781(9)				80,781
	Public Treasury/Other				5,815(10)	5,815

1 All payments are reported in US Dollars. Actual payments made in currencies other than US Dollars have been converted.  Payments-in-kind were calculated using the sales price under the terms of the applicable sales agreement.

2 Property taxes paid to Mountain View County.

3 In-kind royalty payment to the Alberta Petroleum and Marketing Commission.

4 Annual modernization payment to the Egyptian General Petroleum Corporation (“EGPC”).

5 Staff training fees paid to the EGPC.

6 Comprises contribution towards a training fund as required under the Production Sharing Contract, and rental payments for land use.

7 Ministries of Hydrocarbons, Commerce and Labor and the US embassy in Malabo.

8 Annual registration payments and corporate social responsibility contributions.

9 Payment in kind, lifted by the national oil company of Gabon.

10 Payments pursuant to company’s obligations under the Production Sharing Contract for training, development of the local hydrocarbon industry, corporate social responsibility, and land leases.